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                                                             EXHIBIT (d)(30)(ii)

                   SECOND AMENDMENT TO SUB-ADVISORY AGREEMENT

                                ING EQUITY TRUST

         This Second Amendment, effective as of September 1, 2003, amends the Sub-Advisory Agreement (the "Agreement") dated the 30th day of January, 2002, as amended, between ING Investments, LLC, an Arizona limited liability company (the "Manager") and Brandes Investment Partners, LLC, a California limited liability company (the "Sub-Adviser") with regards to ING MidCap Value Fund and ING SmallCap Value Fund, each a Series of ING Equity Trust.

                                   WITNESSETH

         WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September 1, 2003.

         NOW, THEREFORE, the parties agree as follows:

         1.       The following Section 13 is hereby inserted between existing
Section 12 and Section 13:

                  13. Non-Exclusivity. The services of the Sub-Adviser to the Series and the Fund are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided, however, that the Sub-Adviser may not consult with any other sub-adviser of the Fund concerning transactions in securities or other assets for any investment portfolio of the Fund, including the Series, except that such consultations are permitted between the current and successor sub-advisers of the Series in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

         2. Each Section number and applicable references to each Section following the inserted Section 13 above, will increase numerically by one (i.e., Section 13 will be Section 14, etc.).

         3. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

         4. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                      ING INVESTMENTS, LLC

                                      By: -s- Michael J. Roland
                                          -------------------------------------
                                          Michael J. Roland
                                          Executive Vice President

                                      BRANDES INVESTMENT PARTNERS, LLC

                                      By: -s- [ILLEGIBLE]
                                          --------------------------------------
                                          Name:  [ILLEGIBLE]
                                          Title: DIRECTOR

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